SUPPLEMENT TO THE OFFER TO PURCHASE DATED DECEMBER 17, 1998

                              GT ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                 WHX CORPORATION

                   HAS AMENDED ITS OFFER TO PURCHASE FOR CASH

                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) OF

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                    AT AN INCREASED PRICE OF $11.50 PER SHARE

                            ------------------------


THE OFFER HAS BEEN EXTENDED, THE OFFER AND WITHDRAWAL RIGHTS, AS SUPPLEMENTED AND AMENDED HEREBY, WILL EXPIRE AT 12:00 MIDNIGHT., NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS FURTHER EXTENDED.

THE OFFER, AS SUPPLEMENTED AND AMENDED HEREBY, IS CONDITIONED UPON, AMONG OTHER THINGS, (1)THE PREFERRED STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT SUCH PREFERRED STOCK PURCHASE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER (THE "RIGHTS CONDITION"), (2) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S STOCKHOLDERS PURSUANT TO ARTICLE VI OF THE COMPANY'S CHARTER (THE "SUPERMAJORITY CONDITION"), (3) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW HAVE BEEN COMPLIED WITH OR ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"), AND (4) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY (INCLUDING ITS STOCKHOLDERS) HAVING THE EFFECT OF IMPAIRING THE PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO THE PURCHASER OF THE ACQUISITION OF THE COMPANY, OR THE COMPANY NOT POSTPONING ITS 1999 ANNUAL MEETING OF STOCKHOLDERS OR TAKING ANY OTHER ACTION THAT WOULD IMPEDE THE PARENT'S ABILITY TO NOMINATE ONE OR MORE DIRECTORS FOR ELECTION OR ITS ABILITY TO MAKE ANY OTHER PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS AT SUCH MEETING (THE "DEFENSIVE ACTION CONDITION"). SEE INTRODUCTION AND SECTION 14 OF THE OFFER TO PURCHASE.

THE OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED ON OBTAINING FINANCING.

                            ------------------------

                                    IMPORTANT


                  Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.

                  A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

                  Questions and requests for assistance or for additional copies of the Offer to Purchase, this Supplement thereto, the revised Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Supplement.


May 21, 1999

TO THE HOLDERS OF COMMON STOCK OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.:

                                  INTRODUCTION

                  The following information amends and supplements the Offer to Purchase dated December 17, 1998 (the "Offer to Purchase") of GT Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of WHX Corporation, a Delaware corporation (the "Parent") pursuant to which the Purchaser is offering to purchase all of the outstanding shares of Common Stock, par value $0.25 per share (the "Shares"), of Global Industrial Technologies, Inc. (the "Company"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 31, 1995, as amended on February 16, 1998, September 18, 1998, October 5, 1998 and February 9, 1999 (as so amended, the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, at a price of $10.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 17, 1998 (the "Offer to Purchase"), as amended and supplemented by this Supplement and in the related Letters of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

                  Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Offer to Purchase.

                  THE OFFER, AS SUPPLEMENTED AND AMENDED, IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY BOARD OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER (THE "RIGHTS CONDITION"); (II) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S STOCKHOLDERS PURSUANT TO ARTICLE VI OF THE COMPANY CHARTER (THE "SUPERMAJORITY CONDITION"); (III) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PROVISIONS OF SECTION 203 OF THE DGCL HAVE BEEN COMPLIED WITH OR ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"); AND (IV) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY (INCLUDING ITS STOCKHOLDERS) HAVING THE EFFECT OF IMPAIRING THE PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO THE PURCHASER OF THE ACQUISITION OF THE COMPANY, OR THE COMPANY NOT POSTPONING THE COMPANY ANNUAL MEETING OR TAKING ANY OTHER ACTION THAT WOULD IMPEDE THE PARENT'S ABILITY TO NOMINATE ONE OR MORE DIRECTORS FOR ELECTION OR ITS ABILITY TO MAKE ANY OTHER PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS AT SUCH MEETING (THE "DEFENSIVE ACTION CONDITION"). THE OFFER IS NO LONGER SUBJECT TO THE HSR CONDITION.

                  Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase.

                  THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                            ------------------------

                  1.     TERMS OF THE OFFER; EXPIRATION DATE.

                  The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

                  The Purchaser has increased the price per Share to be paid pursuant to the Offer from $10.50 per Share to $11.50 per Share, net to the seller in cash without interest thereon. Upon the terms and subject to the conditions of the Offer (including, if the Offer is further extended or amended, the terms and conditions of any such extension or amendment), all stockholders whose Shares are validly tendered and not withdrawn (including Shares tendered prior to the date of this Supplement) in accordance with the procedures set forth in Section 3 of the Offer to Purchase and Section 2 of this Supplement on or prior to the Expiration Date (as defined below) will receive the increased price. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 4, 1999, unless and until Purchaser, in its sole discretion, shall have further extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

                  2.     PROCEDURES FOR TENDERING SHARES.

                  The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:

                  The revised Letter of Transmittal distributed with this Supplement may be used to tender Shares. Tendering stockholders may also continue to use the Letter of Transmittal and the Notice of Guaranteed Delivery previously distributed with the Offer to Purchase to tender Shares. By tendering Shares pursuant to the revised Letter of Transmittal or the Letter of Transmittal or Notice of Guaranteed Delivery previously delivered, tendering stockholders will be deemed to represent and warrant to the Parent and the Purchaser that, among other things, such tender of Shares complies with Rule 14e-4 under the Exchange Act.

                  STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR PURPOSES OF THE OFFER AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE OFFER PRICE OF $11.50 NET PER SHARE PURSUANT TO THE OFFER.

                  3.     PRICE RANGE OF SHARES; DIVIDENDS.

                  The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

                  According to public sources, the high and low closing sale prices per Common Share on the NYSE for the Fourth Quarter of 1998 were $11-5/16 and $7-1/8, respectively and for the First Quarter of 1999 were $11-9/16 and $8-5/8 , respectively. The high and low closing sale prices per Share on the NYSE Composite Tape for the Second Quarter of 1999 (through May 19, 1999) were $13-5/16 and $10-3/8, respectively. On May 20, 1999, the last full trading day prior to the Parent's announcement that it was amending the terms of the Offer upon the terms set forth in this Supplement, the reported closing sale price per Common Share on the NYSE Composite Tape was $11-7/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

                  4.     Financial Information of the Company.

                  The discussion set forth in Section 8 of the Offer to Purchase is hereby amended and supplemented as follows:

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                     THREE MONTHS ENDED
                                                       Year Ended           --------------------------------------
                                                    DECEMBER 31,1998        MARCH 31, 1999        JANUARY 31, 1998
                                                    ----------------        --------------        ----------------
INCOME STATEMENT DATA:                                                                 (unaudited)
Revenues...........................................       $496.0               $142.1                  $96.9
Costs and expenses.................................        584.0                137.9                  100.4
Pretax income (loss)  from continuing
operations ........................................        (88.0)                  4.2                  (3.1)
Pretax income (loss) from discontinued
operations.........................................        (12.2)                  0.1                    4.2
Net income (loss)..................................        (36.0)               (21.3)                    .08
INCOME PER COMMON SHARE
INFORMATION:
                  Income (loss) from
                  continuing operations............       $(2.32)                $0.15                $(0.08)
                  Income (loss) from
                  discontinued operations..........          .68               (1.09)                   0.12
                  Net income (loss)................        (1.64)               (0.94)                   0.04


                                                       At December 31,            At March 31,
                                                      -----------------          -------------

                                                                      (unaudited)
BALANCE SHEET DATA:
Total current assets.............................          $691.2                   $669.6
Total current liabilities........................           534.1                    539.6
Total assets.....................................         1,266.0                  1,246.7
Total liabilities................................         1,031.5                  1,031.6
Total stockholders' equity.......................           234.5                    215.1

                  In the course of the discussions between representatives of the Parent and the Company, certain projections of future operating performance of the Company were furnished to Parent's representatives. The projections indicated (i) estimated revenues of the Company of $591 million for 1999; (ii) estimated net income of the Company of 21.1 million for 1999; (iii) estimated earnings per share for the Company of $.96 for 1999 and (iv) estimated EBITDA of the Company of 72.4 million in 1999.

                  These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. Neither the Parent, the Purchaser, nor any of their respective advisors assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions (including, without limitation, the sale of APG Lime and the sale of Ameri-Forge during 1999) relating to the businesses of the Company (on a stand alone basis) which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

                  5.     SOURCE AND AMOUNT OF FUNDS.

                  The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

                  The Purchaser estimates that the total amount of funds now required to acquire Shares pursuant to the Offer, as supplemented and amended, to pay all related costs and expenses, will be approximately $231 million. See "Fees and Expenses" in Section 16 of the Offer to Purchase. The Purchaser plans to obtain the necessary funds through capital contributions or advances made by the Parent.

                  6. MISCELLANEOUS. The Parent and the Purchaser have filed with the SEC amendments to the Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Securities Exchange Act, furnishing certain additional information with respect to the Offer, and may file further amendments thereto. The Schedule 14D-1, and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).

                  Except as modified by this Supplement, the terms set forth in the Offer to Purchase and the related Letters of Transmittal remain applicable in all respects to the Offer and this Supplement should be read in conjunction with the Offer to Purchase and the related Letters of Transmittal.

                                             GT ACQUISITION CORP.


May 21, 1999

                  Manually executed facsimile copies of the revised Letter of Transmittal or the Letter of Transmittal previously distributed by the Parent and the Purchaser, properly completed and duly signed, will be accepted. Any such Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK



           By Mail:                              By Hand/Overnight Deliver:
      Wall Street Station                            Receive Window
        P.O. Box 1023                                Wall Street Plaza
   New York, NY 10268-1023                       88 Pine Street, 19th Floor
                                                   New York, NY 10005
                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                                 (212) 701-7636

                         For Information (call collect):
                                 (212) 701-7624


                  Any questions or requests for assistance or additional copies of the Offer to Purchase, this Supplement, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                            Telephone: (212) 750-5833

                                       or

                         CALL TOLL FREE: (888) 750-5834


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